Exhibit 10.10
PARTICIPANT AWARD AGREEMENT
[Date]
[Name]
[Address]
[Address]

Re:    20[ ] Phantom Stock Award – Stock Settled

Dear [Name],
On [Date], you were awarded [__] fully-vested stock units under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (the “LTIP”), which have been credited to a subaccount of your Phantom Stock Account (the “2019 Phantom Award Subaccount – Stock”) under Article IV of the Equitrans Midstream Corporation Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Capitalized terms used herein and not otherwise defined have the meanings given such terms in the LTIP and/or the Deferred Compensation Plan (collectively, the “Plans”), as appropriate.
Each stock unit (referred to in the Deferred Compensation Plan as a share of “Phantom Stock”) has the value of one share of Common Stock of the Company, as it may change from time to time, calculated as provided in Section 4.3 of the Deferred Compensation Plan. Dividend equivalents on the Phantom Stock shall be credited and reinvested as additional shares of Phantom Stock as provided in Section 4.2 of the Deferred Compensation Plan.
In accordance with the Deferred Compensation Plan, each unit of Phantom Stock in your 2019 Phantom Award Subaccount – Stock (including Phantom Stock acquired through the reinvestment of dividend equivalents) as of the date of your termination of membership on the Board of Directors of the Company which constitutes a “separation from service” as defined in Section 409A of the Code and applicable regulations (the “Termination Date”) will be converted to actual shares of Common Stock (on a one-for-one basis, rounded down to the nearest whole share) and registered on the books of the Company in your name (or your Beneficiary’s name in the case of your death) as of the Termination Date. You are not provided any election with respect to the taxable year of payment.
The terms contained in the Plans are hereby incorporated into and made a part of this Participant Award Agreement and this Participant Award Agreement shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Participant Award Agreement, the provisions of the Plans shall be controlling and determinative.

Copies of the Plans and Plan Prospectuses are available on BoardVantage in the “Directors Resource Book” folder. Copies of the Company’s Registration Statement on Form 10 dated October 24, 2018 and other information generally delivered to the Company’s shareholders can be found at www.equitransmidstream.com by clicking on the “Investors” link on the main page and then “Financial Filings” and “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

If you have any questions, please call me at [Number].
Very truly yours,